PRESS RELEASE


         Springfield, MO., August 8, 1997 - Tracker Marine, L.P. ("Tracker") announced today that TRACKAQ, Inc. ("Merging Company"), a wholly-owned subsidiary of Tracker, adopted a Plan of Merger pursuant to which the Merging Company will merge into Mako Marine International, Inc. ("Mako"). Merging Company is the owner of 7,330,000 shares of Mako common stock, representing approximately 80.9% of the outstanding shares of Mako common stock.

         Under the Plan of Merger, the public shareholders of Mako will receive $1.25 in cash for each share of Mako common stock they own and holders of public warrants will receive $.125 in cash for each warrant they own. The Plan of Merger also provides for the payment of cash consideration to holders of the other outstanding Mako warrants and options. Upon consummation of the proposed merger, Mako will become a wholly-owned subsidiary of Tracker.

         A Transaction Statement describing the Plan of Merger in detail and containing other important information and instructions concerning the proposed merger will be distributed to all holders of Mako securities.